Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 18, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.057998 per unit, payable on April 12, 2013, to unit holders of record on March 28, 2013.

This month’s distribution increased from the previous month due to increased production of both oil and gas allocated to the Trust and reduced capital expenditures as the 2012 budget pays out. Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 25,862 bbls and 26,867 Mcf. The average price for oil was $78.43 per bbl and for gas was $3.15 per Mcf. This would primarily reflect production for the month of January for oil and the month of December for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	88,327	447,626	25,862	*	26,867	*	$78.43	$3.15	**
Prior Month	89,667	343,309	19,839	*	23,390	*	$77.71	$4.01	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately five workover wells were completed in the month of January along with one completed horizontal well. Two horizontal wells remain, as of 1/31/13, not completed. Capital expenditures were approximately $2,505,457. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of the 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, will be discussed more thoroughly in the Trust’s 10-K filing, due March 1, and in the Annual Report, to be mailed to unitholders by the end of March 2013.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2013, attributable to the Trust from the properties appraised are approximately 6.4 million barrels of oil and 18.3 billion cubic feet of gas with a future net value of approximately $662,533,000 with a discounted value of $354,060,000.

With the estimated quantities of this year’s reserve estimate of 6.4 million barrels of oil and 18.3 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 11 to 13 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 1, 2013 and is available to all unitholders at this time on the SEC website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

The 2012 tax information packets were mailed to unitholders the week of March 4, 2013. A copy of Permian’s 2012 tax information booklet is posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are updated with the 2012 tax information.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085